                                                                       EXHIBIT 2



                           ASSET PURCHASE AGREEMENT

                                     AMONG

                        AMERICAN DENTAL PARTNERS, INC.,

                 AMERICAN DENTAL PARTNERS OF CALIFORNIA, INC.,

                   ROUHE, HARRIS, DOUGLASS, ELIAS & MCEWEN,
                   A PROFESSIONAL DENTAL CORPORATION, DENTAL
                  ASSOCIATES OF RIVERSIDE, DENTAL ASSOCIATES
                    OF MORENO VALLEY, AND DENTAL ASSOCIATES
                      OF CORONA (collectively, "SELLERS")

                                      AND

                               THE SHAREHOLDERS
                            AND PARTNERS OF SELLERS



                              September 21, 1999

                               TABLE OF CONTENTS
                               -----------------

                                                                                 Page
                                                                                 ----
BACKGROUND INFORMATION........................................................    1

ARTICLE I  ASSET PURCHASE AND SALE............................................    1
 (S)1.1  Asset Purchase and Sale..............................................    1
 (S)1.2  Excluded Assets......................................................    2
 (S)1.3  Liabilities Assumed..................................................    2
 (S)1.4  Purchase Price.......................................................    3
 (S)1.5  Closing..............................................................    4
 (S)1.6  Conveyance Documents.................................................    4
 (S)1.7  Possession...........................................................    4

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE PARTIES......................    5

 (S)2.1  Representations and Warranties of ADP................................    5
 (S)2.2  Representations and Warranties of Sellers and the Owners.............    5

ARTICLE III COVENANTS OF THE PARTIES..........................................    5

 (S)3.1  Mutual Covenants.....................................................    5
     (a) General..............................................................    5
     (b) Governmental Matters.................................................    5
 (S)3.2  Covenants of Sellers and Owners......................................    6
     (a) Disclosures..........................................................    6
     (b) Subordination Agreement, Shareholder Agreement.......................    6
     (c) Service Agreement; Employment Agreements; Ownership of New PC........    6
     (d) Noncompetition Regarding Practice Management Services................    7
     (e) Excluded Assets......................................................    8
     (f) Consulting Agreement.................................................    8
     (g) New Leases...........................................................    8
     (h) Dissolution of Partnerships..........................................    8
     (i) Injunctive Relief....................................................    8
 (S)3.3  Covenants of ADP and American........................................    8
     (a) American Agreements..................................................    9
     (b) Temecula Commitment..................................................    9

ARTICLE IV INDEMNIFICATION....................................................    9

 (S)4.1  Survival of Representations, Warranties and Agreements...............    9
 (S)4.2  Indemnification......................................................    9
 (S)4.3  Limitations on Indemnification.......................................   10
 (S)4.4  Procedure for Indemnification with Respect to Third Party Claims.....   11
 (S)4.5  Procedure For Indemnification with Respect to Non-Third Party Claims.   11
 (S)4.6  Right of Setoff......................................................   12
 (S)4.7  Indemnification of Sellers and the Owners............................   12

ARTICLE V MISCELLANEOUS.......................................................   12
 (S)5.1  Power of Attorney....................................................   12
 (S)5.2  Notices..............................................................   13
 (S)5.3  Non-Waiver...........................................................   13
 (S)5.4  Genders and Numbers..................................................   14
 (S)5.5  Headings.............................................................   14

 (S)5.6  Counterparts........................................................    14
 (S)5.7  Entire Agreement....................................................    14
 (S)5.8  No Third Party Beneficiaries........................................    14
 (S)5.9  Governing Law.......................................................    14
 (S)5.10 Successors; Assignment..............................................    14
 (S)5.11 Remedies............................................................    14
 (S)5.12 Expenses............................................................    15
 (S)5.13 Announcements.......................................................    15
 (S)5.14 Severability........................................................    15

                          DEFINED TERMS LOCATOR LIST
                          --------------------------

Term                                  Section
----                                  -------

1999 Financial Statements             Exhibit B, (S)B.7(a)

Additional Documents                  4.1(a)

ADP                                   Introduction

ADP Stock                             Exhibit A, (S)A.3(a)

Agent                                 5.1

Affiliate                             Exhibit B, (S)B.19(a) (for (S)B.19 only);
                                      (S)B.21 for rest of Agreement)

Affiliated Company                    3.2(d)

Agreement                             Introduction

American                              Introduction

American Stock                        Exhibit A, (S)A.3(b)

Applicable Laws                       Exhibit B, (S)B.11

Asset Purchase                        Background Information

Assets                                1.1

Assignable New PC Permits             1.2(f)

Assignment of Leases                  1.4(d)(ii)

Assumed Liabilities                   1.3

Assumption Agreement                  1.4(d)(i)

Benefit Arrangements                  Exhibit  B, (S)B.19(e)

Cash Consideration                    Background Information

Closing                               1.5

Closing Date                          1.5

Code                                  1.4

Company Stock                         Exhibit B, (S)B.2(a)

Consulting Agreement                  3.2(f)

Consulting Company                    3.2(c)(ii)

Corona Lease                          1.2(g)

Corona New PC                         Schedule 1.1(c)

Current Payables                      3.2(e)

DAC                                   Introduction

Damages                               4.2(a)

DAMV                                  Introduction

DAR                                   Introduction

DAR New PC                            Schedule 1.1(c)

DAR Properties                        3.2(g)

Dental Practices                      1.1(c)

Early Termination                     3.2(f)

Effective Date                        1.5

El Hijo                               3.2(g)

Employee Plans                        Exhibit B, (S)B.19(a)

Employment Year                       3.2(f)

entity                                Exhibit B, (S)B.3

Environmental Laws                    Exhibit B, (S)B.11

Equipment                             1.1(b)

ERISA                                 Exhibit B, (S)B.19(a)

Excluded Liabilities                  4.2(b)

Exhibit B                             2.2

Financial Statements                  Exhibit B, (S)B.7(a)

Fleet                                 Exhibit A, (S)A.4(a)

Five-Year Employment Agreement        3.2(c)(ii)(A)

Future Services Contracts             1.2(e)

Goodwill                              1.1(c)

Governmental Programs                 Exhibit B, (S)B.27

Governmental Receivables              1.2(b)

Governmental Reimbursement Laws       Exhibit B, (S)B.27

Incorporated Documents                5.7

Indemnifiable Claims                  4.2(b)

Indemnifying Party                    4.4(a)

Interim Statements                    Exhibit B, (S)B.7(b)

Landlord                              3.1(d)

Leases                                1.1(e)

Majority-In-Interest                  5.1

Material Adverse Effect               Exhibit B, (S)B.9(a)

Moreno Valley New PC                  Schedule 1.1(c)

New Corona Office                     3.1(d)

New PCs                               1.1(c)

Notes                                 Background Information

One-Year Employment Agreement         3.2(c)(ii)(B)

Owners                                Introduction

Owners' Consideration                 Introduction

Parties                               Background Information

Partnership Interests                 Exhibit B, (S)B.2(c)

Partnerships                          Introduction

Patient Records                       1.2(c)

Pension Plans                         Exhibit B, (S)B.19(a)

Permits                               Exhibit B, (S)B.11

Proprietary Rights                    Exhibit B, (S)B.12

Purchase Price                        1.4

RDG                                   Introduction

RDG New PC                            Schedule 1.1(c)

Receivables                           1.2(b)

Related Party Payables                Exhibit B, (S)B.21

Related Party Receivables             Exhibit B, (S)B.21

Response Period                       4.4(a)

Restricted Period                     3.2(d)

Restricted Territory                  3.2(d)

Securities Act                        Exhibit B, (S)B.2(e)

Sellers                               Introduction

Seller Schedules                      2.2

Service Agreement                     3.2(c)(i)(A)

Shareholder Employment Agreements     3.2(c)(i)(B)

Software                              Exhibit B, (S)B.12

Subordination Agreement               3.2(b)(i)

Succession Agreements                 3.2(c)(ii)

Supplier Agreements                   1.1(d)

Supplies                              1.1(b)

Temecula Commitment                   Background Information

Temecula New PC                       Schedule 1.1(c)

Third-Party Claim                     4.4(a)

Third-Party Payor Agreements          1.2(d)

Year 2000 Compliance                  Exhibit B, (S)B.31

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     This Asset Purchase Agreement (this "Agreement") is made September 21, 1999, among American Dental Partners, Inc., a Delaware corporation ("ADP"), American Dental Partners of California, Inc., a Delaware corporation and wholly-owned subsidiary of ADP ("American"), Rouhe, Harris, Douglass, Elias & McEwen, A Professional Dental Corporation, a California professional corporation, dba Riverside Dental Group ("RDG"), and Dental Associates of Riverside ("DAR"), Dental Associates of Moreno Valley ("DAMV"), and Dental Associates of Corona ("DAC"), all California general partnerships (collectively, the "Partnerships," and with RDG, collectively, "Sellers"), and the respective shareholders of RDG and partners of the Partnerships, as identified on the Schedule of Shareholders and Partners attached to this Agreement (the "Owners").


                            BACKGROUND INFORMATION
                            ----------------------

     Sellers desire to sell, and American desires to purchase, substantially all of the assets of Sellers (the "Asset Purchase") for total consideration consisting of: (i) cash in the amount of $3,575,000 (the "Cash Consideration");
(ii) subordinated promissory notes in the aggregate original principal amount of $1,400,000 (the "Notes"); (iii) the assumption by American of the Assumed Liabilities (defined in (S)1.3, below); and (iv) a financial commitment of ADP of up to $600,000 with respect to the development of a new dental practice facility to be located in Temecula, California, as described in (S)3.3(b), below (the "Temecula Commitment"). In addition, American will pay directly to the Owners cash in the aggregate amount of $5,575,000 (the "Owners' Consideration"), as described in (S)1.8, below. ADP, American, Sellers and the Owners (the "Parties") also desire to consummate the other transactions contemplated by this Agreement.


                            STATEMENT OF AGREEMENT
                            ----------------------

     The Parties hereby acknowledge the foregoing Background Information and agree as follows:

                                   ARTICLE I
                            ASSET PURCHASE AND SALE
                            -----------------------

     (S)1.1. Asset Purchase and Sale. On the terms and subject to the conditions
             -----------------------
described in this Agreement, Sellers shall sell, assign, transfer, convey, and deliver to American, and American shall purchase from Sellers, substantially all of Sellers' respective assets, rights, and business operations (the "Assets"), including without limitation the following:

             (a) All furniture, fixtures, and equipment (collectively, the "Equipment");

             (b) All office and dental supplies (collectively, the "Supplies");

             (c) The goodwill value of Sellers' respective business operations as going concerns, including Sellers' operations relating to the management of the non-clinical aspects of the Sellers' dental practices (the "Goodwill"), provided that the Parties acknowledge that neither ADP nor American shall acquire, nor shall either of them operate, the dental practices of Sellers (the "Dental Practices"), which shall be operated by the entities identified on Schedule 1.1(c) attached hereto (collectively, the "New PCs");

             (d) All rights under any agreements with equipment vendors or other suppliers (the "Supplier Agreements");

             (e) All rights under all existing leases of facilities leased, used, or operated by any Seller (the "Leases"), except as provided in
     (S)1.2(g), below; and

             (f) All rights, titles, and interests in the Proprietary Rights and the Software (each as defined in (S)B.12 of Exhibit B).

     (S)1.2. Excluded Assets. Notwithstanding any other provisions of this
             ---------------
Agreement to the contrary, the following items shall be excluded from the
Assets:

             (a) All cash and cash equivalents of Sellers (collectively, "Cash");

             (b) All accounts receivable and notes receivable of Sellers (collectively, the "Receivables"), including without limitation Receivables with respect to which assignment is prohibited under any Governmental Reimbursement Law (as defined in (S)B.27 of Exhibit B) (such receivables, "Governmental Receivables");

             (c) All patient records of Sellers (the "Patient Records");

             (d) Agreements with third parties providing for payment for dental services (the "Third-Party Payor Agreements");

             (e) All contracts with patients of any Seller for the future provision of dental or orthodontic services (the "Future Services Contracts");

             (f) All assignable Permits which are necessary for the New PCs to operate the Dental Practices after the Closing as contemplated by this Agreement (the "Assignable New PC Permits");

             (g) The Lease for the property located at 1185 Magnolia Avenue, Suite K and L, Corona, California (the "Corona Lease"), which shall be treated as described in (S)3.3(c), below;

             (h) All corporate books and records of Sellers, including without limitation corporate minute books, stock ledgers, partnership record books, books of account, general ledgers, financial statements, bank account lists and tax returns and records; and

             (i) Any other assets of any Seller which American elects not to purchase or is prohibited from purchasing under applicable law, provided that ADP may require some of the assets which American does not purchase, including without limitation the Patient Records, the Third-Party Payor Agreements and the Future Services Contracts, to be assigned by Sellers to one or more of the New PCs (as determined by ADP), unless such assignment is prohibited by applicable law.

     (S)1.3. Liabilities Assumed. American shall assume only (a) $113,000, in the aggregate, of long-term debt of Sellers, and (b) the liabilities of Sellers under the Leases (including the Corona Lease) first arising after the Closing (collectively, the "Assumed Liabilities").

     Except as specifically provided in the first paragraph of this (S)1.3, neither ADP nor American shall assume, or in any way be liable or responsible for, any claims, liabilities, obligations, or debts of any

Seller or any Owner, including without limitation any liabilities relating to:
(i) taxes payable, including without limitation income taxes, real estate taxes, sales, excise, use, or other similar taxes, or employment taxes; (ii) any pension, profit sharing, or employee benefit plans covering any of the employees of any Seller for any period prior to the Effective Date; (iii) express or implied warranties; (iv) any acts or omissions of any Seller or its employees prior to the Effective Date (including without limitation those related directly or indirectly to any malpractice claim asserted against any Seller or any Owner or any other tort claim asserted against any Seller or any Owner); (v) claims for breach of contract; and (vi) other claims of any kind whatsoever, or any other liabilities of any Seller or any Owner, direct or contingent.

     (S)1.4. Purchase Price. The total purchase price for the Assets (the
             --------------
"Purchase Price") shall consist of the Cash Consideration, the Notes, the ADP Shares, assumption of the Assumed Liabilities, and the Temecula Commitment. The Purchase Price shall be paid to Sellers as follows:

             (a) American shall pay the Cash Consideration by certified or bank cashier's check or wire transfer at the Closing;

             (b) ADP shall issue and deliver the Notes at the Closing;

             (c) American shall assume the Assumed Liabilities by executing and delivering at the Closing (i) an assumption agreement relating to the long-term debt described in (S)1.3(a), above, in the form agreed upon by Sellers and American, and (ii) an assignment and assumption agreement for the Leases (other than the Corona Lease) in the form agreed upon by Sellers and American (the "Assignment of Leases"), together with separate assignments of the Leases (other than the Corona Lease) for recording purposes in form reasonably satisfactory to ADP and consistent with the Assignment of Leases;

             (d) ADP shall satisfy the Temecula Commitment after the Closing as described in (S)3.3(b), below. If ADP's and American's costs and expenses necessary to satisfy the Temecula Commitment do not exceed $600,000, in the aggregate, then American shall pay the difference between $600,000 and the amount of such costs and expenses, in cash, to Drs. Rouhe, Harris, Douglass, Elias, and Elliott and Paul Gill as additional purchase price. Such amount, if any, shall be allocated equally among such six payees; and

             (e) The Sellers hereby direct ADP to issue and deliver the Notes directly to the Owners, in the amounts set forth in Schedule 1.4, as an accommodation to the Sellers and the Owners in light of the fact that each Seller will commence liquidation at or immediately after the Closing.

     The Cash Consideration and Notes, shall be allocated among Sellers as set forth in Schedule 1.4 attached to this Agreement.

     The Purchase Price shall be allocated among the Assets in accordance with
Section 1060 of the Internal Revenue Code of 1986 (the "Code"), and the applicable regulations thereunder. Sellers and ADP have agreed upon a preliminary allocation prior to execution of this Agreement, and they shall exercise all reasonable efforts to agree upon a final allocation as soon as practicable after the Closing and completion of Sellers' final financial statements as of the Closing Date. The allocation of the Purchase Price determined under this (S)1.4 shall be binding on the Parties, shall be used for all purposes on their respective Federal, state, and local income tax returns, and shall be supported by them in any audits or other disputes or litigation involving any such returns. In the event of any disagreements regarding the final allocation of the Purchase Price, such final allocation shall be determined by the firm of independent certified public accountants then retained by ADP, whose determination shall be binding on all Parties;

provided that such allocation must be generally consistent with the preliminary allocation agreed upon by ADP and Sellers and the provisions of this paragraph.

     ADP and Sellers shall timely prepare and file all required tax reports and returns with respect to the allocation of Purchase Price under this (S)1.4, such as Internal Revenue Service Form 8594 or any equivalent statement, and shall furnish each other with a copy of any such form or statement no later than 10 days prior to the required filing date. Sellers and the Owners shall pay, and shall jointly and severally indemnify and hold ADP and American harmless from and against any and all taxes, assessments, and other charges that may be due and payable, or which relate in any way, to the transfer of the Assets by Sellers to American.

     (S)1.5. Closing. The closing of the Asset Purchase (the "Closing") is being
             -------
held on the date of this Agreement at a time and place mutually agreed upon by the Parties, unless another date is agreed upon by the Parties (in either case, the "Closing Date"), but the Closing shall be effective as of 12:01 a.m., local time, on September 1, 1999 (the "Effective Date"), unless otherwise agreed by the Parties.

     (S)1.6. Conveyance Documents. At the Closing, Sellers shall convey, assign,
             --------------------
and transfer the Assets to American through the execution and delivery of the following documents:

             (a) A bill of sale of the Equipment and Supplies in the form agreed upon by Sellers and American;

             (b) An assignment of the Supplier Agreements in the form agreed upon by Sellers and American;

             (c) The Assignment of Leases and the separate assignment of each Lease (other than the Corona Lease) as contemplated by (S)1.4(c), above;

             (d) An assignment of the Proprietary Rights and Software in the form agreed upon by Sellers and American; and

             (e) Such other assignment or conveyance documents as may be reasonably requested by ADP or American.

     If consents or approvals of any other parties are required for any conveyances, assignments, or transfers contemplated by this Agreement, then Sellers shall have obtained those consents or approvals prior to the Closing. All costs and expenses related to any such conveyances, assignments, consents or approvals, and all transfer taxes or other similar taxes, assessments or charges related to the sale of the Assets to American, shall be paid by Sellers. In addition, concurrently with the execution of this Agreement, RDG shall deliver to ADP a certificate of tax clearance from the California Board of Equalization confirming that RDG has paid all sales, use, excise, and other similar taxes, assessments, and charges payable by it.

     (S)1.7. Possession. American shall be entitled to exclusive possession of
             ----------
the Assets as of the Closing.

     (S)1.8. Consideration for Owner Obligations. The Parties acknowledge and
             -----------------------------------
agree that (a) the Asset Purchase and other transactions contemplated by this Agreement are based largely upon ADP's assessment of the value of the Dental Practices as a going concerns, which continued value will directly impact the amount of the Service Fees paid to American under the Service Agreements and, thus, determine ADP's overall profit or loss on the Asset Purchase and other transactions contemplated by this

Agreement; (b) but for the continued commitments of certain professionals who are Owners, such going concern value would be greatly diminished; and (c) such going concern value is based in large part upon the relationship such professionals (certain Owners hereunder) have with their patients, the value of which is a personal asset of such professionals and not a corporate or partnership asset. In consideration of the foregoing and the performance by the Owners of their obligations under (S)3.2(c), below, at the Closing, American shall pay directly to the Owners, by wire transfer, the Owners' Consideration, which shall be allocated among the Owners as set forth in Schedule 1.4.


                                  ARTICLE II
                                  ----------
                 REPRESENTATIONS AND WARRANTIES OF THE PARTIES
                 ---------------------------------------------

     (S)2.1  Representations and Warranties of ADP. In order to induce Sellers
             -------------------------------------
and the Owners to enter into this Agreement, ADP hereby represents and warrants to Sellers and the Owners that the statements contained in Exhibit A attached hereto are true, correct and complete.

     (S)2.2  Representations and Warranties of Sellers and the Owners. In order
             --------------------------------------------------------
to induce ADP to enter into this Agreement, Sellers and the Owners hereby jointly and severally represent and warrant to ADP and American that the statements contained in Exhibit B attached hereto ("Exhibit B") are true, correct and complete, except as disclosed in the Schedules referred to in Exhibit B and delivered by Sellers to ADP prior to the Closing (collectively, the "Seller Schedules").


                                  ARTICLE III
                                  -----------

                           COVENANTS OF THE PARTIES
                           ------------------------

     (S)3.1. Mutual Covenants.
             ----------------

             (a) General. Each Party shall use all reasonable efforts to take
                 -------
     all actions and do all things necessary, proper or advisable to consummate the Asset Purchase and the other transactions contemplated by this Agreement, including without limitation using all reasonable efforts to cause the obligations set forth in this Agreement for which such Party is responsible to be satisfied as soon as reasonably practicable and to prepare, execute, acknowledge or verify, deliver, and file such additional documents, and take or cause to be taken such additional actions as any other Party may reasonably request.

             (b) Governmental Matters.    Each Party shall use all reasonable
                 --------------------
     efforts to take any action that may be necessary, proper or advisable in connection with any notices to, filings with, and authorizations, consents and approvals of any court, administrative agency or commission, or other governmental authority or instrumentality that it may be required to give, make or obtain.

             (c) Corona Lease.  The Parties acknowledge and agree that (i) the
                 ------------
     Corona Lease is not being assigned to or assumed by American along with the other Leases, (ii) the current term of the Corona Lease expires November 30, 1999, and (iii) the Owners and RDG hereby jointly and severally represent and warrant to ADP and American that RDG and the lessor under the Corona Lease have agreed to extend the Corona Lease until the completion of the New Corona Office as described in (S)3.1(d), below. In connection with the foregoing, (A) the Owners shall not permit RDG to terminate the Corona Lease prior to the completion of the New Corona Office without the prior written consent of American, (B) Sellers, Owners, and American acknowledge and agree that American is assuming the liabilities of RDG under the Corona Lease first arising after the Closing to the same extent as if the Corona Lease were being assigned to and assumed by American along with the other Leases pursuant to this Agreement, and (C) Sellers, Owners, and American acknowledge and agree that, until the completion of the New Corona Office, (1) the continuation of the Corona Lease shall constitute the fulfillment by American of its obligation to provide clinics under the Service Agreement between American and the Corona New PC (as defined in Schedule 1.3(c)) and (2) the termination of the Corona Lease prior to the completion of the New Corona Office shall not constitute a failure by American to fulfill such obligation.

             (d) Relocation of Corona Office and New Corona Lease.  Prior to
                 ------------------------------------------------
     the completion of the new dental office to be constructed for the operation of the New Corona PC in Corona, California (the "New Corona Office"), American shall enter into, and the Owners shall cause the entity owning the New Corona Office (the "Landlord") to enter into, a lease for the use of the New Corona Office upon such terms and conditions as shall be mutually agreed upon by the Landlord and American.


     (S)3.2. Covenants of Sellers and Owners. Sellers and the Owners hereby
             -------------------------------
jointly and severally agree that:

             (a) Disclosures. After the date of this Agreement, no Seller nor
                 -----------
     any Owner shall: (i) disclose to any person, association, firm, corporation or other entity (other than ADP and its representatives, attorneys, accountants, and agents or those designated in writing by ADP) in any manner, directly or indirectly, any proprietary information or data relevant to the business of any Seller, whether of a technical or commercial nature, or (ii) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity (other than ADP and its representatives, attorneys, accountants, and agents or those designated in writing by ADP) to use, in any manner, directly or indirectly, any such information or data, excepting only (A) use of such data or information as is at the time generally known to the public and which did not become so known through any breach of any provision of this section by any Seller or any Owner, and (B) disclosures of information to employees or professional advisors of any Seller who need to know such information and use of such information by employees or professional advisors of any Seller who need to use such information, in each use only to the extent necessary for the benefit of such Seller or ADP.

             (b) Subordination Agreement. Concurrently with the execution of
                 -----------------------
     the Agreement, Sellers shall execute and deliver to ADP a Subordination Agreement in the form required by ADP's senior lender (the "Subordination Agreement").

             (c) Service Agreements; Employment Agreements; Succession
                 -----------------------------------------------------
     Agreements.
     ----------

                 (i) Concurrently with the execution of this Agreement: (A) each New PC shall enter into a Service Agreement with American in the form agreed upon by the New PCs and American (the "Service Agreements"), provided that that (1) the New Temecula PC shall not be required to enter into its Service Agreement concurrently with the execution of this Agreement and (2) the Owner who is the shareholder of the New Temecula PC shall cause the New Temecula PC to enter into its Service Agreement (which shall be in substantially the same form as the other Service Agreements) at or prior to such time as the New Temecula PC commences operations; and (B) each Owner shall enter into a five-year employment and noncompetition agreement with the New PC in which such Owner is a shareholder in the form attached to the Service Agreements as Exhibit B, except that (1) the agreement of James T. Harris shall be for a term continuing through and including December 31, 1999, (2) the agreement of Gerald R. Douglass shall be for a term of two years and six months, and (3) (S)10(b) of each such agreement shall provide for termination by such Owner at the end of the initial term or any renewal term thereof upon not less than 90 days advance written notice to the applicable New PC (the "Shareholder Employment Agreement").

                 (ii) As soon as reasonably practicable after the execution of this Agreement, each Owner shall cause the New PC in which such Owner is a shareholder to enter into (A) five-year employment agreements in the form attached as Exhibit B to the Service Agreement (the "Five-Year Employment Agreement") with such dentists, dental specialists, and other professional personnel who are currently employed or otherwise retained by a Seller, are to be employed by such New PC (as agreed upon by the Parties based upon the location of such New PC's dental practice), and as are specified in the Service Agreement or as may be designated by ADP, and (B) one-year employment and noncompetition agreements in the form attached as Exhibit C to the Service Agreement (the "One-Year Employment Agreement") with such New PC's other dentists, dental specialists, and professional personnel who are currently employed or retained by a Seller, are to be employed by such New PC (as agreed upon by the Parties based upon the location of such New PC's dental practice), and as may be designated by ADP.

                 (iii) Concurrently with the execution of this Agreement, the Owners shall cause each New PC and its shareholders to execute and deliver a Succession Agreement with Consulting Services, Inc., a California corporation (the "Consulting Company"), in the form agreed upon by ADP, the Consulting Company, and the Owners (the "Succession Agreements"), provided that (A) the New Temecula PC shall not be required to enter into its Succession Agreement concurrently with the execution of this Agreement and (B) the Owner who is the shareholder of the New Temecula PC shall cause the New Temecula PC to enter into its Succession Agreement (which shall be in substantially the same form as the other Succession Agreements) at or prior to such time as the New Temecula PC commences operations.

          (d)    Noncompetition Regarding Practice Management Services. During
                 -----------------------------------------------------
     the Restricted Period (defined below), no Owner shall, directly or indirectly (whether individually or as a shareholder (except as a shareholder owning 1% or less of the outstanding capital stock of a publicly traded corporation), partner, member, director, officer, employee, consultant, creditor, or agent of any person, association, or other entity):

                 (i) Enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any business which provides management, consulting or other similar services of the type provided by any Affiliated Company (defined below) to any practice providing dental, orthodontic, periodontic, prosthodontic, endodontic, or other professional dental services, pediatric dentistry, or oral surgery anywhere in the Restricted Territory (defined below); or

                 (ii) Induce or encourage any employee, officer, director, agent, supplier, or independent contractor of any Affiliated Company to terminate its relationship with any such Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company's relationships with its employees, officers, directors, agents, suppliers, independent contractors.

          For purposes of this (S)3.2(d), (A) "Affiliated Company" shall mean ADP and all subsidiaries (including American) or affiliates of ADP other than Summit Ventures IV, L.P.; (B)

     "Restricted Period" shall mean the period beginning on the Closing Date and ending on the later of (i) the fifth anniversary of the Closing Date or
     (ii) the second anniversary of the date the applicable Owner is no longer employed or otherwise retained by any New PC (or any successor entity) or any Affiliated Company and is not receiving any compensation or other remuneration from any New PC (or any successor entity) or any Affiliated Company; and (C) "Restricted Territory" shall mean the geographic area within Los Angeles, Orange, Riverside, San Bernardino, and San Diego Counties, California, which is within a radius of 25 miles from any facility or operation leased, owned, managed, or operated by any Affiliated Company. The Parties acknowledge and agree that the Sellers and the Owners presently carry on substantial business in the Restricted Territory.

            (e) Excluded Assets. Concurrently with the execution of this
                ---------------
     Agreement, Sellers shall assign all of their respective Patient Records, Cash, Receivables, and rights and interests in and under Third-Party Payor Agreements, Future Services Contracts, and the Assignable New PC Permits to the New PCs, and the Owners shall cause the New PCs to assume Sellers' obligations under the Third-Party Payor Agreements, Future Services Contracts, and the Assignable New PC Permits arising after the Closing and Sellers' trade payables incurred in the ordinary course of business within the 30-day period immediately preceding the Closing Date (the "Current Payables"), all upon the terms agreed upon by the Parties (including without limitation allocation of the Patient Records, Cash, Receivables, Third-Party Payor Agreements, Future Services Contracts, the Assignable New PC Permits, and Current Payables among the New PCs).

            (f) Consulting Agreement. Concurrently with the execution of this
                --------------------
     Agreement, the Owners shall cause the Consulting Company to enter into a Consulting Agreement with American in the form agreed upon by the Consulting Company and American (the "Consulting Agreement").

            (g) Lease Amendments. Concurrently with the execution of this
                ----------------
     Agreement, the Owners shall (i) cause El Hijo Properties, a California general partnership ("El Hijo"), to amend the Lease for the property located at 7251 Magnolia Avenue and 3840 El Hijo, Riverside, California, which is currently leased by El Hijo to RDG, upon terms and conditions agreed upon by American and El Hijo, and (ii) cause DAR Properties, a California general partnership ("DAR Properties"), to amend the Lease for the property located at 3487 Central, Riverside, California, which is currently leased by DAR Properties to DAR, upon terms and conditions agreed upon by American and DAR Properties.

            (h) Dissolution of Partnerships. The Owners shall cause the
                ---------------------------
     Partnerships to be dissolved concurrently with the execution of this Agreement and their affairs wound up as soon as reasonably practicable thereafter.

            (i) Injunctive Relief. Sellers and the Owners acknowledge and agree
                -----------------
     that ADP's remedies at law for any violation or attempted violation of any of any Seller's or any Owner's obligations under this Agreement would be inadequate, and agree that in the event of any such violation or attempted violation, ADP shall be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies which may be available to ADP from time to time.

     (S)3.3 Covenants of ADP and American. ADP and American hereby jointly and
            -----------------------------
severally agree that:

             (a) American Agreements. Concurrently with the execution of this
                 -------------------
     Agreement, American shall enter into the Service Agreements, the Consulting Agreement, the Lease amendments described in (S)3.2(g), above, and a five-year employment and noncompetition agreement with Paul Gill ("Mr. Gill") in the form agreed upon by American and Mr. Gill.

             (b) Temecula Commitment. Upon the completion of the construction
                 -------------------
     of the dental office for the New Temecula PC and the commencement of operations in such facility by the New Temecula PC, ADP or American, at ADP's option, shall assume up to $600,000 aggregate amount of indebtedness from the construction loan for the construction of such facility.


                                  ARTICLE IV
                                  ----------
                                INDEMNIFICATION
                                ---------------

     (S)4.1. Survival of Representations, Warranties and Agreements.
             ------------------------------------------------------

             (a) Subject to the limitations set forth in (S)4.3, below, and notwithstanding any investigation conducted at any time by or on behalf of ADP or American, all representations, warranties, covenants and agreements of Sellers and the Owners in this Agreement and in any other documents executed or delivered by Sellers and the Owners, or any of them, pursuant to this Agreement or in connection with the transactions contemplated by the Agreement (the "Additional Documents") shall survive the execution, delivery and performance of this Agreement and the Additional Documents.

             (b) As used in this Article, any reference to a representation, warranty or covenant contained in any section of this Agreement shall include the Seller Schedules relating to such section.

     (S)4.2. Indemnification.
             ---------------

             (a) Subject to the limitations set forth in (S)4.3, below, Sellers and the Owners shall, jointly and severally, indemnify and hold harmless ADP and American from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by ADP or American, directly or indirectly, as a result of or arising from: (i) any inaccuracy in or breach or nonfulfillment of any of the representations and warranties covenants or agreements made by any Seller or any Owner in this Agreement or the Additional Documents; or (ii) any Excluded Liability (defined below).

             (b) For purposes of this Agreement: (i) the term "Excluded Liabilities" shall include (A) any and all claims of any current or former holder of any legal or beneficial ownership interest in or to any Seller which are based upon, relate to, or arise out of any agreements, transactions, acts, or omissions made or occurring at or prior to the Closing, excepting only any claims against ADP or American arising out of the failure of ADP or American to perform its obligations under this Agreement, (B) any and all claims of any third party or governmental agency or entity arising out of or related to non-compliance by any Seller, any Owner, or any employee, agent, or independent contractor of any Seller with any Applicable Laws prior to the Closing, and (C) any liabilities of Sellers not specifically assumed by ADP or American under this Agreement, including without limitation any and all claims of G. David Ellis, David Jorge, and Mary Cleveland arising out of their treatment by Sellers prior to the date of this Agreement; and (ii) the term "Indemnifiable Claims" shall mean the matters with respect to which ADP is entitled to indemnification under (S)4.2(a).

             (c) For purposes of this Article, all Damages shall be computed net of any insurance coverage which reduces the Damages that would otherwise be sustained, provided that in all cases the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

             (d) ADP shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in (S)4.2(a), above, if the same shall be suffered by any parent, subsidiary or affiliate of ADP, including without limitation American.

     (S)4.3. Limitations on Indemnification. Rights to indemnification under
             ------------------------------
(S)4.2(a)(i) are subject to the following limitations:

             (a) The obligation of indemnity with respect to the representations and warranties set forth in (S)B.10 of Exhibit B shall terminate on the expiration of the respective periods of limitations applicable to assessment and collection of taxes under laws then applicable to such taxes, with respect to the representations and warranties as to the absence of unpaid or undisclosed taxes (including any interest, penalties or expenses) of Sellers.

             (b) The obligation of indemnity with respect to the representations and warranties set forth in (S)B.19 of Exhibit B shall terminate upon expiration of the respective statutes of limitation applicable to the items addressed in such section.

             (c) The obligation of indemnity with respect to the representations and warranties contained in (S)(S)B.2, B.3, B.5, and B.11 of Exhibit B shall not expire.

             (d) The obligation of indemnity with respect to the representations and warranties set forth in Exhibit B other than those addressed in the immediately preceding subsections (a), (b), and (c) shall terminate on the third anniversary of the Closing Date.

             (e) The foregoing provisions of this (S)4.3 notwithstanding, if, prior to the termination of any obligation of indemnity, written notice of a claimed breach or other occurrence or matter giving rise to a claim of indemnification is given by ADP to any Seller or Owner, or a suit, action, or other proceeding based upon a claimed breach is commenced against any Seller or Owner, ADP shall not be precluded from pursuing such claimed breach, occurrence, other matter, or suit or action, or from recovering from any Seller or Owner (whether through the courts or otherwise) on the claim, suit, action, or proceeding, by reason of the termination otherwise provided for above.

  (S)4.4.  Procedure for Indemnification with Respect to Third Party Claims.
           ----------------------------------------------------------------

           (a) If ADP desires to seek indemnification under this Article with respect to an Indemnifiable Claim resulting from the assertion of liability by a third party (a "Third-Party Claim"), it shall give notice to Sellers and the Owners (hereinafter each being an "Indemnifying Party") within a reasonable period of time of ADP's becoming aware of any such Third-Party Claim, which notice shall set forth such material information with respect to such Third-Party Claim as is then reasonably available to ADP. If any Third-Party Claim is asserted against ADP and ADP notifies the Indemnifying Party of such Third-Party Claim, the Indemnifying Party shall be entitled, if he so elects by written notice delivered to ADP within a reasonable period of time (not to exceed 10 days in any event) after receiving ADP's notice (the "Response Period"), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to ADP. Notwithstanding the foregoing: (i) ADP shall not have any obligation to give any notice of any Third-Party Claim unless such assertion is in writing; (ii) the rights of ADP to be indemnified in respect of Indemnifiable Claims resulting from the assertion of any Third-Party Claim shall not be adversely affected by its failure to give notice pursuant to the foregoing provisions unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced by such failure; and (iii) each Party shall cooperate with any other Party in all ways reasonably requested by such other Party in connection with the defense of any such Third-Party Claims. With respect to any Third-Party Claim that results in a claim for indemnification under this Article, the Parties shall make available to each other all relevant information in their possession which is material to any such Third-Party Claim.

           (b) In the event that the Indemnifying Party fails to assume the defense of ADP against any Third-Party Claim within the Response Period, ADP shall have the right to defend, compromise or settle such Third-Party Claim on behalf, for the account, and at the risk of the Indemnifying Party.

           (c) Notwithstanding anything in this (S)4.4 to the contrary, (i) if there is a reasonable probability that a Third-Party Claim may materially and adversely affect ADP, its subsidiaries or affiliates, including without limitation American, other than as a result of money damages or other money payments, then ADP shall have the right, at the cost and expense of the Indemnifying Party, to defend, compromise or settle such Third-Party Claim; and (ii) the Indemnifying Party shall not, without ADP's prior written consent, settle or compromise any Third-Party Claim or consent to entry of any judgment in respect of any Third-Party Claim unless such settlement, compromise or consent includes as an unconditional term the giving by the claimant or the plaintiff to ADP (and its subsidiaries and affiliates, including without limitation American) of a release from all liability in respect of such Third-Party Claim.

  (S)4.5.  Procedure For Indemnification with Respect to Non-Third Party Claims.
           --------------------------------------------------------------------
In the event that ADP asserts the existence of an Indemnifiable Claim giving rise to Damages other than an Indemnifiable Claim resulting from a Third-Party Claim, it shall give written notice to the Indemnifying Party specifying the nature and amount of the Indemnifiable Claim asserted. If the Indemnifying Party, within 15 days after the receipt of such notice by ADP, has not given written notice to ADP announcing its intention to contest such assertion by ADP, such assertion shall be deemed accepted and the amount of the Indemnifiable Claim shall be deemed a valid Indemnifiable Claim. If, however, the Indemnifying Party contests the assertion of an Indemnifiable Claim by giving such written notice to ADP within such 15-day period, then the Parties, acting in good faith, shall attempt to negotiate a resolution of such Indemnifiable Claim during the 15-day period following such notice from the Indemnifying Party, but if they are unable to do so, then each Party may pursue any rights or remedies available to it.

  (S)4.6   Right of Setoff. In addition to its other rights under this Agreement
           ---------------
and the Additional Documents, ADP shall have the right to setoff any amounts owing to ADP or American by any Seller or Owner against any amounts owing to any Seller or Owner by ADP or American.

  (S)4.7.  Indemnification of Sellers and the Owners. Subject to the limitation
           -----------------------------------------
contained in the following paragraph, ADP shall indemnify and hold harmless Sellers and the Owners from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any Seller or Owner, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by ADP or American in this Agreement.

  The representations and warranties of ADP contained in Exhibit A attached to this Agreement and the obligations of indemnity of ADP with respect to those representations and warranties shall terminate on the third anniversary of the Closing Date; provided that if, prior to termination of any obligation of indemnity with respect to any such representation or warranty, written notice of a claimed breach of same is given by the Sellers or the Owners to ADP, or a suit, action, or other proceeding based upon the claimed breach is commenced against ADP, Sellers and the Owners shall not be precluded from pursuing such claimed breach, or from recovering from ADP (whether through the courts or otherwise) on that claim, by reason of the termination otherwise provided for above.


                                   ARTICLE V
                                   ---------
                                 MISCELLANEOUS
                                 -------------


  (S)5.1.  Power of Attorney. Each Seller and each Owner hereby irrevocably
           -----------------
appoints Mueid D. Elias, DDS as the attorney-in-fact and agent (the "Agent") of such Seller or Owner (as the case may be), and grants to the Agent full power and authority to take any and all actions, and perform and do any and all things, in such Seller's or Owner's place and stead, which the Agent may deem necessary or appropriate in connection with this Agreement or the transactions contemplated by this Agreement, as fully as such Seller or Owner might or could do if personally present and acting, including without limitation executing, acknowledging or verifying, and delivering any amendments, consents, acknowledgements or other documents relating to this Agreement or the transactions contemplated by this Agreement, receiving and giving notices under this Agreement, and taking any and all other actions which are permitted or required to be taken by such Shareholder under this Agreement.

  The Agent may conclusively rely on any consent, approval, authorization, acknowledgement, election, agreement, or other action made or given by Owners who own a majority of the equity interests in Sellers, as evidenced by Seller Schedule B.2 (a "Majority-In-Interest"), which action shall be binding on all Sellers and Owners.

  The Agent may resign at any time and may be removed at any time by a Majority-In- Interest. Within 15 days following any such resignation or removal or upon the incapacity of the Agent, the Owners shall appoint a successor Agent to act pursuant to this section, which successor shall be such person as may be designated in writing by a Majority-In-Interest, which designation shall be provided to the other Owners and ADP in order to make such designation effective, but shall then be binding on all Sellers and Owners.

  Notwithstanding the preceding paragraphs, if, at any time, no Agent is then serving pursuant to this section (for any reason), then a Majority-In-Interest shall have full authority to take any and all actions under this agreement which could be taken by the Agent, which actions shall be binding on all Sellers and Owners.

  ADP shall be entitled to rely conclusively on any consent, approval, authorization, acknowledgement, election, agreement, or other action of the Agent or a Majority-In-Interest.

  (S)5.2.  Notices. All notices and other communications under this Agreement to
           -------
any Party shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) to that Party at the telecopy number for that Party set forth below, mailed by certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Parties), or delivered to Federal Express, UPS, or any similar express delivery service for delivery to that Party at that address:

  (a)      If to ADP:

           American Dental Partners, Inc.
           301 Edgewater Place, Suite 320
           Wakefield, Massachusetts  01880-1249
           Attention:  Gregory A. Serrao, President
           Telecopy No.:  (781) 224-4216

  with a copy to:

           Baker & Hostetler LLP
           65 East State Street, Suite 2100
           Columbus, Ohio 43215
           Attention:  Gary A. Wadman, Esq.
           Telecopy No.:  (614) 462-2616

  (b)      If to any Seller or Owner, to the Agent at the following address:
           7251 Magnolia Avenue
           Riverside, California  92504
           Telecopy No.:____________________

  with a copy to:

           Burke, Williams, & Sorensen, LLP
           3403 Tenth Street, Suite 300
           Riverside, California 92501
           Attention:  Donna M. Baker, Esq.
           Telecopy No.: (909) 788-5785

  (S)5.3.  Non-Waiver. No failure by any Party to insist upon strict compliance
           ----------
with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, any other Party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect or constitute a waiver of, any Party's right to demand strict compliance with the provisions of this Agreement.

  (S)5.4.  Genders and Numbers. Where permitted by the context, each pronoun
           -------------------
used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

  (S)5.5.  Headings. The headings of the various articles and sections of this
           --------
Agreement are not part of the context of this Agreement, are merely labels to assist in locating such articles and sections, and shall be ignored in construing this Agreement.

  (S)5.6.  Counterparts. This Agreement may be executed in multiple
           ------------
counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

  (S)5.7.  Entire Agreement. This Agreement (including all exhibits, schedules,
           ----------------
and other documents referred to in this Agreement (the "Incorporated Documents"), all of which are hereby incorporated by reference) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. All obligations of any Party under any Incorporated Document shall constitute an obligation of such Party under this Agreement. Any capitalized terms used in any Incorporated Document which are not otherwise defined therein shall have the respective meanings given such terms in this Agreement.

  (S)5.8.  No Third Party Beneficiaries. Nothing contained in this Agreement,
           ----------------------------
expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties, any rights, remedies or other benefits under or by reason of this Agreement.

  (S)5.9.  Governing Law. This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law.

  (S)5.10. Successors; Assignment. This Agreement shall be binding upon, inure
           ----------------------
to the benefit of and be enforceable by and against the Parties and their respective heirs, personal representatives, successors, and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be transferred or assigned by any of the Parties without the prior written consent of the other Parties.

  (S)5.11. Remedies. Subject to the right of ADP to exercise the remedies
           --------
described in (S)3.2(i) of this Agreement in any court having jurisdiction, and to the rights of the Parties under Article IV of this Agreement, all disagreements and controversies arising with respect to this agreement, or with respect to its application to circumstances not clearly set forth in this agreement, shall be settled by binding arbitration to be held, and the award made, in Riverside, California, pursuant to the then-applicable Commercial Arbitration Rules of the American Arbitration Association. In any such arbitration, the arbitrators shall consist of a panel of three arbitrators, which shall act by majority vote and which shall consist of one arbitrator selected by the Party on one side of the issue subject to the arbitration, one arbitrator selected by the Party on the other side of the issue, and a third arbitrator selected by the two arbitrators so selected, who shall be either a certified public accountant or an attorney at law licensed to practice in the State of California and who shall act as chairman of the arbitration panel; provided that if the Party on one side of the issue selects its arbitrator for the panel and the other Party fails so to select its arbitrator within 10 business days after being requested by the first Party to do so, then the sole arbitrator shall be the arbitrator selected by the first Party. A decision in any such arbitration shall apply both to the particular question submitted and to all similar questions arising thereafter and shall be binding and conclusive upon both Parties and shall be enforceable in any court having jurisdiction over the Party to be charged.

  All costs and expenses of arbitration shall be borne by the Parties as determined by the arbitrator or arbitration panel, except that the fees and expenses of any arbitrator on an arbitration panel who is selected individually by a Party shall be borne separately by the Party appointing the arbitrator; provided that if one Party fails to select an arbitrator for a panel, and the sole arbitrator is the arbitrator selected by the other Party, then the fees of that arbitrator shall be borne by the Parties as determined by that arbitrator.

  All rights and remedies of each Party under this Agreement shall be cumulative and in addition to all other rights and remedies which may be available to that Party from time to time, whether under any other agreement, at law, or in equity.

  (S)5.12. Expenses. Except as otherwise specifically provided in this
           --------
Agreement, each Party shall bear his, her, or its respective legal, accounting, and other costs and expenses associated with the transactions contemplated by this Agreement (including without limitation the costs of any brokers and financial advisors), it being understood that all such expenses of Sellers shall be paid by the Owners to the extent necessary to cause Sellers to be in compliance with the representations and warranties contained in (S)B.31; provided that American shall reimburse Sellers for professional expenses for legal, accounting, and consulting fees incurred in connection with the transactions contemplated by this Agreement up to a maximum aggregate amount of $60,000.

  (S)5.13. Announcements. This Agreement and the transactions contemplated
           -------------
herein shall be confidential and no Party shall disclose any information relating to the transactions contemplated by this Agreement without the prior written consent of a Majority-In-Interest and ADP, except for such disclosures to such professional advisors as may be necessary or appropriate in order to enter into this Agreement and consummate the transactions contemplated by this Agreement. Each Party and its representatives will exercise all reasonable efforts to maintain confidentiality with respect to such transactions at all times prior to the public announcement, if any, of this Agreement. The provisions of this section will be subject to each Party's obligation to comply with applicable requirements of federal or state laws or any governmental order or regulation.

  (S)5.14. Severability. With respect to any provision of this Agreement finally
           ------------
determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable law, and the Parties shall abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Each of the undersigned confirms that it or he has read and fully understands this Agreement and the exhibits attached hereto including without limitation the representations and warranties contained in (S)B.28 of Exhibit B.

AMERICAN DENTAL PARTNERS, INC.



By_________________________________      _________________________________
Its________________________________      O. EDGAR ROUHE


AMERICAN DENTAL PARTNERS OF              _________________________________
CALIFORNIA, INC.                         JAMES T. HARRIS

By_________________________________
Its________________________________      _________________________________
                                         GERALD R. DOUGLASS

ROUHE, HARRIS, DOUGLASS, ELIAS &
MCEWEN, A   PROFESSIONAL DENTAL          _________________________________
CORPORATION                              MUEID D. ELIAS
By_________________________________
Its________________________________      _________________________________
                                         MARK C. FEHN
DENTAL ASSOCIATES OF RIVERSIDE

                                         _________________________________
By_________________________________      DAVID H. MARKLE
Its________________________________

                                         DEBBIE POPE MARKLE, Conservator and
DENTAL ASSOCIATES OF MORENO VALLEY       Attorney-in-Fact for David H. Markle

                                         ____________________________________
                                         JAY R. ELLIOTT
By_________________________________
Its________________________________
                                         ____________________________________
                                         LAWRENCE E. MCEWEN
DENTAL ASSOCIATES OF CORONA

                                         ____________________________________
                                         JAMES P. LAMPASI
By_________________________________
Its________________________________

O. EDGAR  ROUHE, D.D.S., INC.


By____________________________________________
Its___________________________________________

DAVID H. MARKLE, D.D.S, INC.


By____________________________________________
Its___________________________________________

DAVID H. MARKLE, D.D.S., INC.


By____________________________________________
  Debbie Pope Markle, Conservator and
  Attorney-in-Fact for David H. Markle, D.D.S.

                        INDEX OF SCHEDULES AND EXHIBITS
                        -------------------------------

                        Schedule of Shareholders and Parties

     Schedule 1.1(c)    New Professional Corporations

     Schedule 1.4       Allocation of Consideration

     Exhibit A          Representations and Warranties of ADP

     Exhibit B          Representations and Warranties of Sellers and the Owners